Exhibit 99.1

December 1, 2006
Bulletin No. 1233

Amendment to Retained Earnings and Dividend Policy

Dear Chief Executive Officer:

On June 14, 2006, the Board of Directors amended the Bank's Retained Earnings and Dividend Policy to increase the target for the buildup of retained earnings to $296 million and to make available for dividends approximately 80% of net income, excluding the effects of SFAS 133, beginning with the third quarter 2006, until the new target for the buildup of retained earnings was reached (Special Attention Bulletin No. 1219). This buildup of retained earnings is in addition to any amounts retained as cumulative net fair value gains in net income resulting from SFAS 133. On June 30, 2006, the Board of Directors voted to delay implementation of the amendment (Special Attention Bulletin No. 1222).

During the last five months, the Bank has reviewed additional information and analysis pertaining to its retained earnings methodology and the amended policy. On December 1, 2006, the Board of Directors affirmed the $296 million target for the buildup of retained earnings and changed the amount of pre-SFAS 133 net income that may be made available for dividends to 90% until the target is reached. The policy will become effective as of January 1, 2007, for dividend periods beginning on and after that date. Assuming that the Bank's financial performance remains relatively consistent with its recent performance, the Bank would be expected to reach the $296 million target in the second quarter of 2010.

The higher level of retained earnings is intended to protect members' paid-in capital from the simultaneous occurrence of an extremely adverse credit event, an extremely adverse operations risk event, and an extremely adverse SFAS 133 quarterly result, combined with an extremely low level of pre-SFAS 133 net income resulting from an adverse interest rate environment.

The Bank's Retained Earnings and Dividend Policy could be changed significantly at any time. The Board of Directors will review the retained earnings methodology and the amended policy within the next six months and will consider any adjustments in response to additional analysis, development, and refinement of the Bank's methodology. In addition, the Finance Board could approve a rule that requires the Bank to set a different target or to change the amount of income that may be made available for dividends. We will notify you if the Bank makes any significant changes to the policy. If you have any questions about the Retained Earnings and Dividend Policy, please contact your Relationship Manager.

Sincerely,

/s/Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Special Attention Bulletin No. 1233
December 1, 2006

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "may," "will," "would," "expected," "intended," "could," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.